ARTICLES OF MERGER

                                       OF

                              DENTMART GROUP, INC.

                             A Colorado Corporation

     Pursuant to Colorado Corporation Code Section 7-7-107(3), the undersigned, Patrick C. Brooks and Stephanie A. Brooks, being the President and Secretary, respectively, of DENTMART GROUP, INC., a Colorado corporation (the " Subsidiary Corporation") , which is the surviving corporation of a merger between the subsidiary corporation and DENTMART GROUP, INC., a Delaware corporation (the 11Parent Corporation") , do hereby 5tate as follows:

     (a) The plan of  merger  of the  Parent  Corporation  into  the  Subsidiary
Corporation is as set forth in the Plan and Agreement of Merger, a true and complete copy of which is attached hereto and by this reference incorporated herein.

     (b) Immediately prior to the merger, the Parent Corporation owned at least ninety percent (90%) of the outstanding shares of each class of the Subsidiary Corporation.

     (c) The mailing to shareholders of the Subsidiary Corporation of a copy of the Plan and Agreement of Merger was duly waived. The merger of the Parent Corporation into the Subsidiary Corporation was submitted to the shareholders of the Parent Corporation for the approval of such shareholders, and the number of shares of the Parent Corporation that voted for the Plan and Agreement of Merger was sufficient for approval.

     WHEREFORE, the undersigned have July executed these Articles of Merger this 15th day of February, 1991.

/S/ Patrick C. Brooks                       /S/ Stephanie A. Brooks
--------------------------------            --------------------------------
Patrick C. Brooks                           Stephanie A. Brooks

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